Exhibit 99.3

BeiGene Announces Inclusion in the China National Reimbursement Drug List (NRDL) of Tislelizumab in Three New Indications, BRUKINSA® (zanubrutinib) in One New Indication, and the First Listing for Pamiparib

BEIJING, China & CAMBRIDGE, Mass. – December 2, 2021 - BeiGene (NASDAQ: BGNE; HKEX: 06160), a global science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that three of its medicines have been added to the most recent National Reimbursement Drug List (NRDL) in China by the National Healthcare Security Administration (NHSA). BeiGene-discovered medicines in the updated NRDL include: anti-PD-1 antibody tislelizumab in three new indications, including in lung and liver cancers; BTK inhibitor BRUKINSA® (zanubrutinib) in one new indication; and the initial listing for PARP inhibitor pamiparib. The changes to the NRDL will be effective on January 1, 2022.

“The inclusion of our three internally-discovered innovative medicines in the latest NRDL will help expand access to these high-quality oncology treatments across China at affordable prices and reduce the financial burden for patients and their families,” commented Xiaobin Wu, Ph.D., President of BeiGene, Chief Operating Officer, and General Manager of China. “Since its establishment, the NHSA has accelerated the frequency of adjustment to the NRDL, forming a dynamic mechanism for annual updates. Through the establishment of a comprehensive healthcare system, life-saving innovative oncology medicines are now more quickly included in the NRDL at affordable prices, covering different types of medical care and providing benefits for people living with cancer. As an innovative company with strong R&D capabilities and global reach, BeiGene is working to change the status quo in the field of treatment and fill the gap in clinical treatment options. We look forward to working with the NHSA to fulfill the demand for these treatments across China as soon as possible."

The following indications have been included in the updated NRDL:

•Tislelizumab is now included in the NRDL in all five of its approved indications – three new indications in November 2021 and two indications included last year:

•For use in combination with pemetrexed and platinum chemotherapy as a first-line treatment in patients with unresectable, locally advanced or metastatic non-squamous non-small cell lung cancer (NSCLC), with EGFR genomic tumor aberrations negative and ALK genomic tumor negative (approved in June 2021 and included in the NRDL in November 2021);

•For the treatment of patients with hepatocellular carcinoma (HCC) who have been previously treated with at least one systemic therapy (conditionally approved in June 2021 and included in the NRDL in November 2021);

•For use in combination with paclitaxel and carboplatin as a first-line treatment in patients with unresectable, locally advanced or metastatic squamous NSCLC (approved in January 2021 and included in the NRDL in November 2021);

•For the treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy (conditionally approved in April 2020 and included in NRDL in 2020); and

•For the treatment of patients with classical Hodgkin’s lymphoma (cHL) who have received at least two prior therapies (conditionally approved in December 2019 and included in the NRDL in 2020).

•BRUKINSA is now included in the NRDL in all three of its approved indications – one new indication in November 2021 and two indications included last year:

•For the treatment of adult patients with Waldenström’s macroglobulinemia (WM) who have received at least one prior therapy (conditionally approved in June 2021 and included in the NRDL in November 2021);

•For the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy (conditionally approved in June 2020 and included in the NRDL in 2020); and

•For the treatment of adult patients with chronic lymphocytic leukemia (CLL) /small lymphocytic lymphoma (SLL) who have received at least one prior therapy (conditionally approved in June 2020 and included in the NRDL in 2020).

•Pamiparib is initially included in the NRDL in its approved indication:

•For the treatment of patients with germline BRCA (gBRCA) mutation-associated recurrent advanced ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more lines of chemotherapy (conditionally approved in May and included in the NRDL in November 2021).

About Tislelizumab

Tislelizumab is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first approved medicine from BeiGene’s immuno-oncology biologics portfolio and is being further developed globally as a monotherapy and in combination with other agents for the treatment of a broad array of both solid tumor and hematologic cancers.

The China National Medical Products Administration (NMPA) has approved tislelizumab in five indications, including full approval for first-line treatment of patients with advanced squamous NSCLC in combination with chemotherapy and for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy. NMPA also granted conditional approval for the treatment of patients with cHL who received at least two prior therapies, for the treatment of patients with locally advanced or metastatic UC with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy, and for the treatment of patients with HCC who have received at least one systemic therapy. Full approval for these indications is contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

In addition, four supplemental Biologics License Applications for tislelizumab are under review by the Center for Drug Evaluation (CDE) of the NMPA and are under review for second- or third-line treatment of patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy, for patients with previously treated, locally advanced unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch repair-deficient (dMMR) solid tumors, for the treatment of patients with locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) who have disease progression following or are intolerant to first-line standard chemotherapy, and for the first-line treatment of patients with recurrent or metastatic nasopharyngeal cancer (NPC).

In the United States, a Biologics License Application for tislelizumab as a treatment for patients with unresectable recurrent locally advanced or metastatic ESCC after prior systemic therapy is currently under review by the U.S. Food and Drug Administration with a PDUFA target action date of July 12, 2022. BeiGene has initiated or completed 17 potentially registration-enabling clinical trials in China and globally, including 13 Phase 3 trials and four pivotal Phase 2 trials. In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan. Tislelizumab is not approved for use outside of China.

About BRUKINSA® (zanubrutinib)

BRUKINSA® (zanubrutinib) is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA® was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA® has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is approved in one or more indications in a total of 40 countries and regions, including the United States, China, the European Union, Australia and Canada. To date, more than 20 marketing authorization applications have been submitted for BRUKINSA for various indications.

About Pamiparib

Pamiparib is an inhibitor of PARP1 and PARP2 which has demonstrated pharmacological properties such as brain penetration and PARP-DNA complex trapping in preclinical models. Discovered by BeiGene scientists, pamiparib was the first PARP inhibitor approved in both platinum-sensitive and platinum-resistant relapsed ovarian cancer in China. Pamiparib is currently being evaluated globally as a monotherapy or in combination with other agents for a variety of solid tumor malignancies.

In China, pamiparib received conditional approval for the treatment of patients with germline BRCA (gBRCA) mutation-associated recurrent advanced ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more lines of chemotherapy in May 2021. Full approval for this indication is contingent upon results from ongoing corroborative trials confirming the clinical benefit of pamiparib in this population.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,750 colleagues dedicated to advancing more than 90 ongoing or planned clinical trials (over 70 clinical trials are ongoing) involving more than 14,000 patients and healthy volunteers. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU, Canada, Australia, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma, and Bio-Thera. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,700 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential for the inclusion in the NRDL of tislelizumab, BRUKINSA® and pamiparib to expand access and reduce the financial burden for patients and families, BeiGene’s efforts to change the status quo in the field of treatment and fill the gap in clinical treatment options, BeiGene’s plans to work with the NHSA to provide access to BeiGene’s medicines across China as soon as possible, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Investor	BeiGene Media
Gabrielle Zhou	Liza Heapes
+86 10-5895-8058 or +1 857-302-5189	+1 857-302-5663
ir@beigene.com	media@beigene.com